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                           CAPITAL STOCK PURCHASE AGREEMENT

                                    BY AND AMONG

                                      CORE, INC.

                   DISABILITY REINSURANCE MANAGEMENT SERVICES, INC.

                                         AND

                                 THE STOCKHOLDERS OF

                  DISABILITY REINSURANCE MANAGEMENT SERVICES, INC.





                                   August 31, 1998

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                           CAPITAL STOCK PURCHASE AGREEMENT


     THIS AGREEMENT, made and entered into as of the 31st day of August, 1998 by and among CORE, INC., a Massachusetts corporation ("CORE"), DISABILITY REINSURANCE MANAGEMENT SERVICES, INC., a Delaware corporation ("DRMS"), and MICHAEL D. LACHANCE, JAMES T. FALLON, LISA O. HANSEN, DAVID C. MITCHELL and DAVID K. RICH (each a "Stockholder" and collectively the "Stockholders").

                                 W I T N E S S E T H:

     WHEREAS, the Stockholders own all of the issued and outstanding capital stock (the "Stock") of DRMS, consisting of 7,090 shares of Common Stock, par value $1.00 per share; and

     WHEREAS, CORE desires to purchase from the Stockholders all shares of Stock so owned by the Stockholders, and the Stockholders desire to sell such shares of Stock to CORE upon the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the covenants hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                                      ARTICLE I

                      PURCHASE OF STOCK; CONSIDERATION; CLOSING

SECTION 1.1  PURCHASE OF STOCK BY CORE

     On the basis of the representations, warranties and the other terms and provisions of this Agreement, the Stockholders agree to sell and transfer to CORE an aggregate of 7,090 shares of Stock of DRMS, representing all of the issued and outstanding capital stock of DRMS (the "Shares"), and CORE agrees to acquire the Shares and pay to the Stockholders the consideration set forth in
Section 1.2 hereof, all as hereinafter provided.

SECTION 1.2  CONSIDERATION

     Subject to the terms and conditions set forth in this Agreement, CORE, DRMS and the Stockholders agree that at the Time of Closing:

     (a)   CONSIDERATION.  Subject to purchase price adjustments set forth in
SECTION 1.2(b) AND 1.4(e) hereof, CORE shall pay to the Stockholders, in consideration of the transfer of the Shares by the Stockholders to CORE, the following:

           (i) CLOSING PURCHASE PRICE: CORE shall pay to the Stockholders at the Closing (A) $20,000,000 cash, payable by wire transfer or delivery of other immediately available funds; and (B) that number of such validly issued, fully paid, non-assessable shares of CORE Common Stock equal to $3,000,000 divided by the closing price for one share of CORE Common Stock for the trading day immediately preceding the Closing Date as reported in the WALL STREET JOURNAL (such cash and CORE Common Stock together being referred to as the "Closing Purchase Price").


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           (ii)     ADDITIONAL CONSIDERATION: CORE shall issue to the
     Stockholders after the Closing up to an additional Three Hundred Seventy Five Thousand (375,000) shares of validly issued, fully paid, non-assessable CORE Common Stock (the "Additional Consideration") subject to and in accordance with the provisions set forth in EXHIBIT A attached hereto.

     (b) ADJUSTMENTS TO CLOSING PURCHASE PRICE. The Closing Purchase Price shall be INCREASED by the amount, if any, by which Net Assets of DRMS as of the Closing Date are greater than $1,167,164 (the "Net Asset Amount") and shall be DECREASED by the amount, if any, by which Net Assets as of the Closing Date are less than Net Asset Amount.

           (i) Provisional settlement of the adjustments contemplated under this subsection (b) shall be made at the Closing as far as feasible as an adjustment to the cash portion of the Closing Purchase Price. For items not readily subject to ascertainment at the Closing, the following procedures shall apply. CORE shall prepare and deliver to the Stockholders within sixty (60) business days following the Closing, or such earlier or later date as shall be mutually agreed to by Stockholders and CORE, a detailed calculation (the "Adjustment Statement") of the amount of the increase or decrease to the Closing Purchase Price (the "Adjustment Amount"). If the Adjustment Amount is a decrease to the Closing Purchase Price, Stockholders shall pay such amount to CORE; if the Adjustment Amount is an increase to the Closing Purchase Price, CORE shall pay such amount to the Stockholders. Except as provided otherwise in paragraph (ii), payment of the Adjustment Amount shall be made not later than fifteen (15) business days following the delivery of the Adjustment Statement.

           (ii) Not later than fifteen (15) business days following the delivery of the Adjustment Statement, Stockholders may furnish CORE with written notification of any dispute concerning the Adjustment Statement or any item omitted therefrom together with a detailed explanation in support of Stockholders' position in respect thereof. The parties shall consult to resolve any such dispute for a period of fifteen (15) business days following the notification thereof. In the event of any such dispute, that portion of the Adjustment Amount that is not in dispute shall be paid to the party entitled to receive the same on the day for payment provided in paragraph (i). If such fifteen (15) business day consultation period expires and the dispute has not been resolved, the matter shall be referred to an independent public accounting firm agreed upon by the Stockholders, on one hand, and CORE, on the other (the "Accountants"), which shall resolve the dispute and shall render its decision (together with a brief explanation of the basis therefor) to the parties not later than twenty
     (20) business days following submission of the dispute to it; provided, however, if the parties are unable to mutually agree upon an independent public accounting firm, then the Stockholders, on one hand, and CORE, on the other, shall each choose an independent public accounting firm and those firms shall appoint a third independent public accounting


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     firm which third firm shall act as the Accountants.  The disputed portion of the Adjustment Amount shall be paid by the party required to pay the same within five (5) business days after the delivery of a copy of such decision to the parties. The fees and expenses of the Accountants shall be shared equally by the Stockholders, on one hand, and CORE, on the other.

           (iii) The Adjustment Statement (to the extent not timely disputed by Stockholders), any mutually agreed written settlement of any such dispute concerning the Adjustment Statement and any determination of disputed items by the Accountants shall be final, conclusive and binding on the parties hereto absent manifest error.

     (c) ALLOCATION OF PURCHASE PRICE AMONG STOCKHOLDERS. The Closing Purchase Price and any adjustments thereof shall be allocated among the Stockholders in proportion to their respective holdings of Shares of DRMS Stock as set forth on SCHEDULE 2.3 hereto (the allocable share so calculated being with respect to each Stockholder his or her "Stockholder Share"). Where such allocation of shares of CORE Common Stock result in fractional shares, the fractional shares shall be eliminated so that each Stockholder is issued whole shares.

SECTION 1.3 CLOSING DATE

     The parties agree that time is of the essence and the closing under this Agreement (the "Closing") will take place at 10:00 a.m. local time, on August 31, 1998, or at such other time and place as the parties may otherwise agree (such time on such date being referred to as the "Time of Closing" and such date being referred to as the "Closing Date"), at the offices of Rich, May, Bilodeau & Flaherty, P.C., 294 Washington Street, Boston, MA 02108 (or at such other place as the parties may otherwise agree ).

     Notwithstanding the foregoing, either party shall have the right to postpone the Closing for a reasonable period not exceeding thirty days following August 31, 1998, in order to satisfy one or more of the conditions to closing set forth in Articles VII or VIII, in which event such date shall be referred to as the "Closing Date". In the event that the Closing does not occur on or before September 30, 1998 and the parties do not otherwise mutually agree, either party may, if it is not then in material default of its obligations hereunder, terminate this Agreement, without liability to DRMS, the Stockholders, or CORE.

SECTION 1.4  ACTIONS TO BE TAKEN AT CLOSING

     (a) At the Closing, the Stockholders shall deliver or cause to be delivered to CORE the following:

           (i) certificates representing all of the Shares of the Stock owned by the Stockholders and to be sold hereunder, with each such certificate duly endorsed in blank


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     or accompanied by stock transfer powers duly executed in blank, with signatures guaranteed by a bank, with all necessary documentary stamps, if any, prepaid by the Stockholders;

           (ii) copies of UCC-1 financing statement searches conducted by a reputable firm or company as of a date within three (3) days prior to the Closing Date showing no financing statements, liens or encumbrances on the assets of DRMS or the Shares of Stock to be sold to CORE hereunder, or, if such searches reveal any financing statements, liens or encumbrances on the assets of DRMS or the Shares of Stock to be sold to CORE hereunder, original, executed UCC termination statements covering each such financing statements, liens or encumbrances, in a form acceptable to CORE and acceptable for filing with the appropriate government offices;

           (iii) an opinion of counsel to the Stockholders and DRMS covering the matters set forth on EXHIBIT B-1 in form reasonably satisfactory to CORE and its counsel;

(iv) an opinion of counsel in form reasonably satisfactory to CORE and its counsel concerning approvals, authorizations, certificates, licenses, permits, authorities and franchises used, and contemplated to be used after the Closing, by DRMS and/or its employees in the conduct of DRMS' business such opinion to be substantially in the form set forth in EXHIBIT B-2.

           (v) compliance certificates of each Stockholder and DRMS, as described in SECTION 8.3, dated the Closing Date, as to the fulfillment of the conditions set forth in SECTIONS 8.1 AND 8.2;

           (vi) certified resolutions of the Board of Directors of DRMS duly and legally authorizing the execution, delivery and performance of this Agreement by DRMS;

           (vii) all such other documents, assignments and other instruments as, in the reasonable opinion of CORE's counsel, are necessary to vest in CORE title to the Shares of Stock to be sold to CORE pursuant to this Agreement; and

           (viii) all other documents, certificates, endorsements, assignments, instruments, writings and other items required to be delivered by the Stockholders and DRMS at or prior to the Closing pursuant to this Agreement or otherwise reasonably requested or required in order to consummate, perfect or otherwise give effect to the transactions expressly contemplated hereby.

     (b) At the Closing, CORE will deliver or cause to be delivered to the Stockholders the following:


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           (i)    the Closing Purchase Price, delivered in accordance with the provisions of SECTION 1.2;

           (ii) an opinion of counsel to CORE covering the matters set forth on EXHIBIT E in form reasonably satisfactory to Stockholders and their counsel;

           (iii) a compliance certificate of CORE as described in SECTION 7.3, dated the Closing Date, as to the fulfillment of the conditions set forth in SECTIONS 7.1 and 7.2;

           (iv) certified resolutions of the Board of Directors of CORE duly and legally authorizing the execution, delivery and performance of this Agreement and the ancillary agreements related hereto; and

           (v) all other documents, certificates, endorsements, assignments, instruments, writings and other items required to be delivered by CORE at or prior to the Closing pursuant to this Agreement or otherwise reasonably requested or required in order to consummate, perfect or otherwise give effect to the transactions expressly contemplated hereby.

     (c) At the Closing, DRMS and each of the Stockholders shall execute, and deliver an Employment Agreement, in substantially the form attached hereto as EXHIBIT D, covering the employment by DRMS of each of the Stockholders following the Closing.

     (d) At the Closing, CORE and the Stockholders shall execute, and deliver a Registration Rights Agreement, in substantially the form attached hereto as EXHIBIT C, in order to provide the Stockholders certain registration rights with respect to the shares of CORE Common Stock received by the Stockholders hereunder.

     (e)   At the Closing, such (i) loans to the Stockholders from DRMS, and
(ii) loans to DRMS from banks and other financial institutions as are outstanding on the Closing Date shall be paid in full and, to the extent any such loans are paid by CORE on behalf of any of the Stockholders or DRMS, the cash portion of the Closing Purchase Price shall be reduced on a dollar-for-dollar basis.

     All instruments, agreements, certificates and other documents delivered at Closing or otherwise delivered pursuant to this Agreement other than this Agreement shall be referred to as the "Ancillary Documents".

SECTION 1.5 FURTHER ASSURANCES

     From time to time after the Closing, at the request of CORE and without further consideration, each Stockholder shall execute and deliver further instruments of transfer and


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assignment (in addition to those delivered under Section 1.4) and take such other action as CORE may reasonably request or require to more effectively transfer and assign to, and vest in, CORE the Shares of Stock to be sold to CORE pursuant to this Agreement and the various licenses, permits and authorities used or useful in the operation of the business of DRMS prior to the Closing. The Stockholders and DRMS shall use all reasonable efforts before and after the Closing to obtain any necessary consents or waivers and to otherwise assure CORE of the benefits expected to be realized as a result of owning all of the issued and outstanding capital stock of DRMS. From time to time after the Closing, at the request of any Stockholder and without further consideration, CORE shall execute and deliver further instruments of transfer and assignment (in addition to those delivered under SECTION 1.4) and take such other action as such Stockholder may reasonably require to more effectively transfer and assign to, and vest in, such Stockholder the shares of CORE Common Stock received by the Stockholders pursuant to this Agreement and the related stock rights attendant thereto (provided, however this sentence shall not be interpreted as granting any Stockholder any additional registration or other rights not otherwise expressly set forth in writing pursuant to this Agreement, the Registration Rights Agreement or an Ancillary Document).


                                      ARTICLE II

             REPRESENTATIONS AND WARRANTIES OF DRMS AND THE STOCKHOLDERS

     DRMS hereby represents and warrants to CORE that:

SECTION 2.1  ORGANIZATION

     DRMS is duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the corporate power and authority to conduct all of the activities conducted by it and to own or lease all of the assets owned or leased by it. DRMS is qualified as a foreign corporation in all states and jurisdictions in which such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect.

     Except for equity interests which in each instance represent less than 5% of the issued and outstanding capital stock or other equity interests issued and outstanding of publicly held companies, DRMS and each Stockholder do not directly or indirectly own any shares of stock or any other securities of any corporation engaged in the business of insurance or reinsurance directly or indirectly other than as listed in SCHEDULE 2.1 attached hereto.

     A complete and correct copy of each of the Certificate of Incorporation and the Bylaws of DRMS, as each have been amended and are in effect on the date of this Agreement, have been delivered to CORE on the date hereof.


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SECTION 2.2  AUTHORIZATION OF TRANSACTION

     DRMS has the corporate power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. The execution, delivery and performance of this Agreement has been authorized by all necessary corporate action on the part of DRMS. This Agreement is valid, binding and enforceable against DRMS in accordance with its terms. Except as set forth in SCHEDULE 2.2 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated will (a) contravene or conflict with the certificate of incorporation or Bylaws of DRMS; (b) constitute any violation or breach of any material provision of any material contract or other instrument to which DRMS or any Stockholder is a party or by which any of the assets or Stock of DRMS may be affected or secured; (c) constitute any violation or breach of any order, writ, judgment, injunction, decree, statute, rule or regulation or will result in the creation of any lien, charge or encumbrance binding on or applicable to DRMS or the Stock; or (d) conflict with, or constitute a default under, or result in the termination or cancellation of, or right to accelerate, any material agreement, contract or other instrument binding upon DRMS or any Stockholder or any material license, franchise, permit or other similar authorization held by DRMS.

     Except as set forth on SCHEDULE 2.2 hereto, the execution, delivery and performance by DRMS and the Stockholders of this Agreement and the consummation of the transactions contemplated hereby by DRMS and the Stockholders require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

SECTION 2.3  CAPITALIZATION, ETC.

     (a) The authorized capital stock of DRMS is 20,000 shares of Common Stock, par value $1.00 per share, of which 7,090 shares are issued and outstanding and are held as set forth in SCHEDULE 2.3 hereto. There are not any authorized or outstanding options, warrants or other rights to purchase any shares of capital stock of DRMS.

     There are no outstanding obligations of DRMS to repurchase, redeem or otherwise acquire any DRMS securities. The Stockholders are the record and the beneficial owners of all of the issued and outstanding shares of capital stock of DRMS and there are no other owners, beneficial or of record, of any capital stock of DRMS.

     (b) The Stockholders' Shares are validly issued, fully paid and non-assessable.

SECTION 2.4  FINANCIAL STATEMENTS

SCHEDULE 2.4 attached hereto consists of the following financial statements (collectively "Financial Statements"): (i) audited financial statements of DRMS, which include the balance


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sheets of DRMS, as of fiscal years ended December 31, 1995, 1996 and 1997, and the related statements of income and retained earnings and cash flows for such years, with footnotes thereto for the applicable years then ended; (ii) DRMS' unaudited balance sheet as of June 30, 1998, and the related statements of income and retained earnings and cash flows for the six months ended June 30, 1998. The balance sheet of DRMS, as of December 31, 1997, is hereinafter referred to as the "Balance Sheet." The financial statements included in
SCHEDULE 2.4 are in accordance with the books and records of DRMS, are complete and correct in all material respects and fairly present the financial position of DRMS as of the dates therein indicated and the results of the operations of DRMS for the periods so ended, all in conformity with generally accepted accounting principles and practices applied on a consistent basis with prior periods ("GAAP"), except that the unaudited financial statements do not include notes and certain adjustments that would be required by GAAP.

SECTION 2.5  TITLE TO ASSETS; ENCUMBRANCES; CONDITIONAL SALES

     Except for the liens, mortgages, pledges and encumbrances set forth in
SCHEDULE 2.5 hereto and other liens expressly permitted herein (the
"Permitted Encumbrances"), DRMS has and will have on the Closing Date good and marketable title to all of the material assets and properties used by it, including the assets reflected in the Balance Sheet (other than assets since disposed of in the ordinary course of business). As set forth on SCHEDULE 2.5, at or in connection with the Closing, certain liens, mortgages, pledges and encumbrances on the material assets and properties used by DRMS in its business shall be terminated or discharged, as applicable. Without limiting the generality of the foregoing, no Stockholder nor any affiliate or family member of any Stockholder owns any asset, tangible or intangible, which is used in the business of DRMS. None of the assets of DRMS is held by DRMS as lessee under any lease or as conditional sale vendee under a conditional sale contract or other title retention agreement, except as set forth in SCHEDULE 2.5 or as otherwise expressly permitted herein.

SECTION 2.6  MACHINERY, EQUIPMENT, FIXTURES

     Attached hereto as SCHEDULE 2.6 is a complete and correct list and a brief description of all machinery, vehicles, equipment and fixtures, office equipment and furniture and/or other personal property owned by DRMS on June 30, 1998, with a book value or fair market value of more than One Thousand Dollars ($1,000).

SECTION 2.7  PROPRIETARY RIGHTS; PATENTS; TRADEMARKS; SOFTWARE; ETC.

     For the purposes of this Agreement, "Proprietary Rights" means any of the following which are material to the business of DRMS (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), (ii) trademarks, service marks, trade dress, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for


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registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium).

     SCHEDULE 2.7 attached hereto contains a complete and accurate list of
(i) all patented and registered Proprietary Rights owned by DRMS, (ii) all pending patent applications and applications for registrations of other Proprietary Rights filed by DRMS, (iii) all trade names and corporate names owned or used by DRMS since its inception, (iv) all trademarks, service marks, copyrighted works and computer software which are material to the financial condition, operating results, assets, operations or business prospects of DRMS, and (v) all licenses and other rights granted by DRMS to any third party with respect to any Proprietary Rights and all material licenses and other rights granted by any third party to DRMS with respect to any Proprietary Right. Except as set forth in SCHEDULE 2.7 and except for Proprietary Rights the loss of which would not have a Material Adverse Effect, DRMS owns and possesses all right, title and interest in and to, or has the right to use pursuant to a valid license, all Proprietary Rights necessary for the operation of its business as currently conducted. Except as set forth on SCHEDULE 2.7, the loss or expiration of any Proprietary Right or related group of Proprietary Rights would not have a Material Adverse Effect, and no such loss or expiration is, to the knowledge of DRMS, expected or imminent. DRMS has taken all actions which DRMS, in its reasonable business judgment, deems necessary and desirable to maintain and protect the Proprietary Rights which DRMS owns and uses. Except as indicated on SCHEDULE 2.7, (i) there are no currently outstanding claims and to the knowledge of DRMS there have been no claims which have been made or are threatened against DRMS asserting the invalidity, misuse, unenforceability, or contesting the ownership, of any of the Proprietary Rights which DRMS owns or uses, (ii) the conduct of DRMS's business has not infringed, misappropriated or otherwise conflicted with, and does not infringe, misappropriate or otherwise conflict with, any Proprietary Rights of other persons or entities, and DRMS's present conduct does not materially infringe, misappropriate or conflict with any Proprietary Rights of other persons or entities, and (iii) the Proprietary Rights owned or used by DRMS have not been materially infringed or misappropriated by, or otherwise been in material conflict with, other persons or entities.

SECTION 2.8  REAL PROPERTY

     SCHEDULE 2.8 includes a complete and correct list of all real property which is presently leased by DRMS. The real estate leases set forth in
SCHEDULE 2.8 are in full force and effect.  DRMS owns no real property.


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

SECTION 2.9  INSURANCE

     DRMS maintains the insurance described in SCHEDULE 2.9 attached hereto, and all of the policies set forth therein are in full force and effect.

SECTION 2.10  CONTRACTS

     Attached hereto as SCHEDULE 2.10 is a list of all contracts and other agreements, including treaties, whether written or oral, if any, to which DRMS is a party or which are binding on DRMS with the exception of the following:

     (a) contracts or commitments by DRMS for services, the purchase of materials, inventory and supplies entered into in the ordinary and usual course of business which do not individually exceed One Thousand Dollars ($1,000.00); and

     (b) contracts or commitments by DRMS for the sale of goods or products, or the provision of services, entered into in the ordinary and usual course of business which do not individually involve an amount or value in excess of One Thousand Dollars ($1,000.00).

     SCHEDULE 2.10 also contains a list of all contracts or agreements, whether written or oral, valid within the past 24 months or in the future pursuant to which DRMS is a party, on one hand, and any Stockholder (including family members and affiliates of a Stockholder) is a party, on the other hand.

     SCHEDULE 2.10 also contains a list of all contracts, agreements or treaties, whether written or oral, related to the Disability Alliance for Reinsurance Treaties (the "Facility").

     DRMS is neither (i) in default under any material provision of any contracts or agreement listed on SCHEDULE 2.10, (ii) nor to the knowledge of DRMS is any default or failure to perform by DRMS alleged by any party to any such contract or agreement, and, (iii) no act or event has occurred which with notice or lapse of time, or both, would constitute a default by DRMS under any such contract or agreement or permit modification, cancellation, acceleration or termination of any such contract or agreement or result in the creation of any security interest upon, or any person or entity obtaining any right to acquire, any property, assets or rights of DRMS.

     Each contract and agreement listed on SCHEDULE 2.10 is in full force and effect and is valid and legally binding, and (i) there are no unresolved disputes involving or with respect to any such contract or agreement to which DRMS is party and (ii) to the knowledge of DRMS there are no unresolved disputes involving or with respect to any such contract or agreement to which the Facility is a party; and no party to any such contract or agreement has advised any of the Stockholders, or to the knowledge of DRMS, any other employee or agent of DRMS that such party intends either to terminate a material contract or agreement or to refuse to renew a material


                                      10
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contract or agreement upon the expiration of the term thereof.

SECTION 2.11  OTHER MATERIAL CONTRACTS

     DRMS does not have any contract not specified in this Agreement or the Schedules hereto which is binding on DRMS or on any other party and which might have a Material Adverse Effect.

SECTION 2.12  EMPLOYEES; BENEFIT PLANS

     (a) SCHEDULE 2.12 attached hereto contains (a) a true and correct list of the names of each employee and consultant of DRMS and the current annual rate of regular compensation and all bonuses or anticipated bonuses paid or payable by DRMS not otherwise described in item (b) below (including payments which are not reflected on the records of DRMS to each such employee and consultant), exclusive of employees or consultants that in an individual case were paid $1,000 or less in the preceding twelve months; and (b) a list and/or description of all pension, retirement, incentive, bonus, deferred compensation, stock purchase, profit sharing, vacation, holiday, health insurance, life insurance or other plans or policies for the benefit of any employees or consultants of DRMS.

     (b) Except as shown on SCHEDULE 2.12, there are no currently effective employment or consulting or other material agreements with individual employees or consultants to which DRMS is a party. To the knowledge of DRMS, no executive, key employee, or group of employees has any plans to terminate employment with DRMS. DRMS is neither a party to nor bound by any collective bargaining agreement, and there are no pending or threatened material disputes between DRMS and any of its employees.

     (c) In connection with any of the benefit plans listed in SCHEDULE 2.12, there have not been any "prohibited transactions" within the meaning of
Section 406(a) of the Employee Retirement Income Security Act of 1974 ("ERISA") and there have not been any "reportable events" within the meaning of Section 4043(b) of ERISA. All reports and filings with respect to such benefit plans required to be made pursuant to state or federal law have been timely filed.

     (d) No officer, director, employee or consultant of DRMS has any claims of any kind against DRMS except for his or her unpaid salary with respect to the month in which the Closing occurs accrued to the Time of Closing, normal expense reimbursement pursuant to DRMS policies and benefits as set forth on SCHEDULE 2.12.

SECTION 2.13  GOVERNMENTAL PERMITS

     Except as set forth on SCHEDULE 2.13, DRMS has been granted all certificates, licenses, permits, authorities and franchises from any federal, state, municipal or other governmental


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instrumentality, agency or commission or similar body which are necessary lawfully to carry on all aspects of the business presently conducted by DRMS.
SCHEDULE 2.13 contains a list of all certificates, licenses, permits, authorities and franchises as now in effect (collectively, the "Authorities") as well as other certificates, licenses, permits, authorities and franchises for which applications are either pending or planned.

     All of the Authorities are validly held by DRMS. DRMS has complied in all respects with all requirements in connection with the Authorities, and the same will not be subject to suspension or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby. All certificates, licenses, permits, authorities and franchises issued or granted by federal, state, municipal or other governmental instrumentalities, agencies or commissions or similar bodies which are held in the name of any employee, officer, director, shareholder, partner, agent or other individual or entity in connection with, or in order to allow DRMS to conduct, any part of DRMS's business and which may be necessary lawfully to carry on all aspects of the business presently conducted by DRMS as presently conducted, are in force and will not be subject to suspension or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 2.14  LIABILITIES

     Except as set forth in SCHEDULE 2.14, DRMS does not have any liability, fixed or contingent, other than (a) liabilities disclosed or provided for on the Balance Sheet (including the notes thereto); or (b) liabilities (i) incurred since the date of the Balance Sheet in the ordinary and usual course of business, or (ii) which do not, individually or in the aggregate, have a Material Adverse Effect and which are set forth in the monthly balance sheets delivered to CORE pursuant to SECTION 4.12 hereof; or (c) liabilities under this Agreement; or (d) liabilities that result from or are related to circumstances, events, facts or occurrences that directly or indirectly are the subject of any other representation or warranty hereunder; or (e) liabilities that are not required to be set forth in or noted on a balance sheet under generally accepted accounting principles.

SECTION 2.15  TAXES

     DRMS has prepared and filed when due (taking into account extensions) all appropriate federal, state, local and other tax returns of every kind and nature for all periods on or before the due dates of such returns (as extended by any valid extensions of time) and has paid all taxes shown to be due by said returns or on any assessments received by DRMS or has made adequate provision for the payment thereof. The provisions for taxes (federal, state, local and other), and interest and penalties, if any, with respect thereto, reflected on the Balance Sheet are adequate to cover any and all taxes and any interest and penalties in connection therewith which have been assessed or may be assessed with respect to the properties, business and operations of DRMS, respectively, for the period ended on the date of said Balance Sheet and all prior periods. No claim or liability is pending or has been assessed or threatened against DRMS in connection with any such taxes except as reflected in the Balance Sheet. The federal income tax returns of DRMS have never been audited. DRMS is not a consenting corporation within the meaning of Section 341(f) of the Internal Revenue Code.

     All taxes or other assessments and levies which DRMS is or was required by law to withhold or collect have been duly withheld and collected, and have been paid over to the proper governmental authorities or are held by DRMS in separate bank accounts for such payment and all such withholdings and collections and all other payments due in connection therewith are duly set forth on the books of DRMS.

SECTION 2.16  LITIGATION; COMPLIANCE WITH LAWS

     Except as set forth in SCHEDULE 2.16 attached hereto, there are no actions, suits, or proceedings pending or, to the knowledge of DRMS, threatened against DRMS, the property of DRMS or the Facility in any court or before any federal, state, municipal or other governmental department, commission, board or other instrumentality or before any arbitrators (all of which claims are adequately covered by insurance, or are believed to be adequately reserved for in DRMS's financial statements).

     DRMS and the Facility have complied in all material respects with all applicable laws as in effect from time to time including, without limitation, environmental laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) and there are no pending or, to the knowledge of DRMS, threatened governmental investigations involving DRMS or the Facility as parties, including inquiries, citations, or complaints by any federal, state, local or foreign government and agencies thereof. Except as set forth on SCHEDULE 2.16 there are no outstanding orders, decrees or stipulations to which DRMS (or to the knowledge of DRMS, the Facility) is a party affecting DRMS or any of its products or services or the Facility, and neither DRMS nor the Facility is in default with respect to any judgment, order, decree, award, rule or regulation of any court of any such department, commission, board or other instrumentality or arbitrators.

SECTION 2.17  INTENTIONALLY DELETED

SECTION 2.18  POWERS OF ATTORNEY; GUARANTIES

     There are no outstanding powers of attorney executed on behalf of DRMS. DRMS is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any third party.

SECTION 2.19  SERVICE AND PRODUCT WARRANTIES

     Every service provided by DRMS (collectively "DRMS Services") has been in substantial conformity with all material applicable contractual commitments and all express and implied warranties.

SECTION 2.20  EVENTS SUBSEQUENT TO DECEMBER 31, 1997

     Except as set forth on SCHEDULE 2.20, since December 31, 1997, there has not been (except as otherwise disclosed in the Schedules hereto or expressly contemplated herein):

     (a) Any material adverse change in assets, liabilities, financial condition, business, business organization or personnel of DRMS taken as a whole or in relationships with insurance carriers, suppliers, customers, landlords, the Facility or others;

     (b) Any material adverse change in the financial condition, including, without limitation, claims experience, business or business organization of the Facility or in relationships between or among the participants or constituents therein;

     (c) Any sale, mortgage, pledge or other disposition of any material asset owned by DRMS at the close of business on the date of the Balance Sheet, or acquired by DRMS since said date other than in the ordinary and usual course of business;

     (d) Any material expenditure or commitment by DRMS for the acquisition of assets of any kind, other than inventories and supplies acquired in the ordinary course of business;

     (e) Any damage, destruction or loss (whether or not insured) materially and adversely affecting the property or business of DRMS taken as a whole;

     (f) Any general wage or salary increase by DRMS outside the ordinary course of business;

     (g) Any increase in the compensation payable or to become payable by DRMS to any officer or key employee;

     (h) Any loans or advances by or to DRMS other than renewals or extensions of existing indebtedness or any increase in indebtedness for borrowed money or capitalized leases of DRMS, except in the ordinary course of business;

     (i) Any cancellation by DRMS of any material indebtedness owing to it or any cancellation or settlement by DRMS of any material claims against others;

     (j) Any sale, assignment or transfer by DRMS of any material patent, trademark, trade name, copyright, license, franchise, certificate, permit or other intangible asset;

     (k) Any acceleration, termination, modification or cancellation of any agreement, contract, lease or license involving more than $5,000 to which DRMS is a party or by which DRMS is bound;

     (l) Any delay or postponement of the payment of accounts payable or other liabilities of DRMS outside the ordinary course of business;

     (m) Any loan or other transaction between DRMS, on one hand, and any director, officer or stockholder of DRMS on the other;

     (n) Any material transaction of any kind not in the ordinary and usual course of business, except as otherwise provided in this Agreement;

     (o) Any disposition, sale or issuance by DRMS of any of its capital stock or grant of any option or right to acquire any of its capital stock;

     (p) Any declaration, setting aside or payment by DRMS of any dividend or other distribution in respect of any shares of capital stock of DRMS;

     (q) Any repurchase, redemption or other acquisition by DRMS of any outstanding shares of capital stock or other securities of, or other ownership interests in, DRMS;

     (r)   Any amendment of any term of any outstanding securities of DRMS;

     (s) Any material reduction in the amounts of coverages provided by existing casualty and liability insurance policies with respect to the business of DRMS;

     (t) Any new or amendment to or alteration of any existing bonus, incentive compensation, severance, stock option, stock appreciation right, pension, matching gift, profit-sharing, employee stock ownership, retirement, pension, group insurance, death benefit, or other fringe benefit plan, arrangement or trust agreement adopted or implemented by DRMS which would result in a material increase in cost to DRMS; or

     (u)   Any commitment by DRMS to any of the foregoing.

SECTION 2.21  NO BROKER

     Except as set forth in SECTION 9.3 hereof, no agent or broker or other person acting pursuant to authority of DRMS or the Stockholders is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

SECTION 2.22  OFFICERS AND DIRECTORS

     The officers and directors of DRMS are as listed in SCHEDULE 2.22 attached hereto.

SECTION 2.23  BOARD OF DIRECTORS APPROVAL

     The Board of Directors of DRMS has duly authorized the execution, delivery and performance of this Agreement by DRMS.

SECTION 2.24  TRADE NAMES

     SCHEDULE 2.24 attached hereto sets forth all business names and addresses used by DRMS within the past five (5) years. Except as set forth in SCHEDULE 2.24, DRMS has always conducted its business only under its proper names.
Except as set forth in SCHEDULE 2.24, DRMS has never operated under or used an assumed or fictitious name. DRMS shall not use any other business name or address from the date of this Agreement through the Closing Date. SCHEDULE 2.24 also contains all locations (including county and judicial districts) where assets of DRMS are located and places of business and chief executive offices of DRMS.

SECTION 2.25  YEAR 2000 COMPLIANCE

     DRMS has conducted a review of all computer systems, software and programs used or useful in the operation of its business to determine their individual and collective ability to define the year 2000 properly, and DRMS has no knowledge, as a result of such review or otherwise, that DRMS will be materially adversely affected by any year 2000 computer system, software, or program problems.

SECTION 2.26  ARM'S-LENGTH TRANSACTIONS

     All material transactions by DRMS with outside parties have been conducted on an arm's-length basis, and the directors, stockholders and officers of DRMS (including their immediate family and their affiliates) have not since the incorporation of DRMS had any material direct or indirect ownership of or a profit participation in any outside business enterprises with which DRMS had significant purchases, sales, or business dealings.

SECTION 2.27  DISCLOSURE

     Except as set forth on SCHEDULES 2.27 hereto, no creditor, employee, consultant, client or other customer or other person having a material business relationship with DRMS has informed DRMS that such person or entity intends to change the relationship because of the purchase and sale of the Shares as contemplated hereby.


                                     ARTICLE II-A

                    REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

 SECTION 2A.1 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS CONCERNING THE TRANSACTION.

     Each of the Stockholders represents and warrants to CORE as follows, but only with respect to himself or herself (and expressly not with respect to any other Stockholders).

     (a) Such Stockholder is an individual whose residential address is set forth on SCHEDULE 2.28 hereto. None of the Stockholders are corporations, partnerships or any other type of entity.

     (b) Such Stockholder has full power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Stockholder, enforceable in accordance with its terms and conditions. Such Stockholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

     (c) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Stockholder is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Stockholder is a party or by which he or she is bound or to which any of his or her assets is subject.

     (d)   Such Stockholder (i) understands that the shares of CORE Common
Stock to be issued to him or her as provided in this Agreement have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring such CORE Common Stock solely for his or her own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters who is capable of evaluating the merits and risks of owning CORE Common Stock), (iv) has received certain information concerning CORE, identified in subsection (b) hereof and has had the opportunity to obtain additional information as desired, including the opportunity to ask questions of CORE's management in order to evaluate the merits and the risks inherent in holding CORE Common Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding CORE Common Stock, (vi) understands that no federal or state agency has passed upon the shares of CORE Common Stock to be issued as provided in this Agreement or made any finding or determination as to the fairness of this transaction, (vii) understands that there are substantial risks incident to an investment in CORE Common Stock, including, without limitation, those set forth in the document entitled "CORE, Inc. Risk
Factors" , (viii) understands that the holders of CORE Common Stock, including the Stockholders (as defined in this Agreement) are not assured of any return on an investment in CORE Common Stock, and (ix) is not relying on CORE with respect to individual tax or other economic considerations involved in this transaction.

     (e) Such Stockholder has been furnished, has carefully read and has understood the following documents:

     -     This Agreement (including the Exhibits and Schedules hereto),

     -     The document entitled "CORE, Inc. Risk Factors" and

     - Other documents made available by CORE to each Stockholder, described in SECTION 3.5 (collectively the "CORE Documents").

     (f) Such Stockholder is an "Accredited Investor" as such term is defined under the Securities Act or 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, as he or she falls within at least one of the following categories:

           (i) a natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase exceeds $1,000,000; or

           (ii) a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and who has a reasonable expectation of reaching the same income level in the current year.

     (g) Such Stockholder holds of record and owns beneficially the number of shares of DRMS Stock set forth next to his or her name in SCHEDULE 2.3, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, security interests or other encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands, except for the pledge of such DRMS Stock to

KeyBank National Association and to DRMS itself pursuant to documents described on SCHEDULE 2.28 hereto (all of which pledges are to be released at Closing). Such Stockholder is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require such Stockholder to sell, transfer, or otherwise dispose of any of such Stockholder's capital stock of DRMS. Except as listed on SCHEDULE 2.28 hereto, such Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of DRMS, including, without limitation, the election of directors of DRMS; any and all such trusts, proxies, understandings or agreements have been terminated (by the execution of formal terminations, according to their respective terms or to the extent necessary, the execution of this Agreement shall constitute a termination of any and all such arrangements immediately prior to the Closing) and are of no force or effect. At the Time of Closing, the Stockholders shall have full legal right, power, and authority to sell, assign and transfer such Shares to CORE. Upon the consummation of the transactions contemplated by this Agreement, good and marketable title to all of the Stock, free and clear of all claims, liens, restrictions and encumbrances, shall have been transferred to CORE.

 SECTION 2A.2 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS CONCERNING
DRMS.

     Each and all of the representations and warranties set forth in Article II hereby are made and asserted by each Stockholder individually to the same extent and purpose as if such representations and warranties were set forth in full in this Section 2A.2, except that such Stockholder shall have liability for breach of representation or warranty hereunder only to the extent set forth in Article VI.

                                     ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF CORE

     CORE hereby represents and warrants to DRMS and the Stockholders that:

SECTION 3.1  ORGANIZATION

     CORE is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts; and has the power and authority to conduct all of the activities conducted by it and to own or lease all of the assets owned or leased by it. CORE is qualified as a foreign corporation in all states and jurisdictions in which such qualification is required, except where the lack of such qualification would not materially and adversely affect the ability to do business or the financial condition of CORE.

     CORE is acquiring all of the outstanding shares of DRMS Stock for its own account for investment and not with a view to or for sale in connection with any distribution of such securities.

SECTION 3.2  AUTHORIZATION OF TRANSACTION

     CORE has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. The execution, delivery and performance of this Agreement has been authorized by all necessary corporate action on the part of CORE. This Agreement is valid, binding and enforceable against CORE in accordance with its terms.

     Except as set forth in SCHEDULE 3.2 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated will (a) contravene or conflict with the certificate of incorporation or Bylaws of CORE; (b) constitute any violation or breach of any material provision of any material contract or other instrument to which CORE is a party or by which any of the assets or securities of CORE may be affected or secured; (c) constitute any violation or breach of any order, writ, judgment, injunction, decree, statute, rule or regulation or will result in the creation of any lien, charge or encumbrance binding on or applicable to CORE or its securities so as to have a Material Adverse Effect with respect to CORE; or (d) conflict with, or constitute a default under, or result in the termination or cancellation of, or right to accelerate, any material agreement, contract or other instrument binding upon CORE or any material license, franchise, permit or other similar authorization held by CORE.

     The execution, delivery and performance by CORE of its obligations under this Agreement and the consummation of the transactions contemplated hereby by CORE require no action by or in respect of, or filing with, any governmental body, agency, official or authority the failure to timely obtain which would have a Material Adverse Effect.

SECTION 3.3  BROKER

     Except for Cochran, Caronia & Co., no agent or broker or other person acting pursuant to authority of CORE is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

SECTION 3.4  BOARD OF DIRECTORS APPROVAL

     The Board of Directors of CORE has duly authorized the execution and delivery and performance of this Agreement by CORE.

SECTION 3.5  CORE SEC FILINGS

     CORE has since October 18, 1991 filed all proxy statements, schedules and reports required to be filed by it with the SEC pursuant to the Securities Exchange Act of 1934, as amended (collectively the "CORE SEC Filings").

     CORE has made available to DRMS and the Stockholders: its annual report on Form 10-K for its fiscal year ended December 31, 1997 (including amendments thereto, its quarterly reports on Form 10-Q for its fiscal quarters ended March 30, 1998 and June 30, 1998; its proxy statement and annual report relating to meeting of the stockholders of CORE held on July 30, 1998 and its Form 8-K (including amendments thereto) dated March 17, 1998.

SECTION 3.6   HART-SCOTT-RODINO

     For purposes of determining that the transactions contemplated hereby do not require a filing under the provisions of the Hart-Scott-Rodino Act of 1976 with respect to pre-merger notification and the rules, regulations, statements and interpretations thereunder:

     (a) No entity owns directly or indirectly 50% or more of the outstanding securities presently entitled to vote for the election of directors of CORE or the power presently to appoint one-half or more of the directors of CORE; and

     (b)   The total assets of CORE are less than $100,000,000; and

     (c)   The net sales of CORE for 1997 were less than $100,000,000.



                                      ARTICLE IV

                    ADDITIONAL AGREEMENTS OF DRMS AND STOCKHOLDERS

     DRMS and each Stockholder covenants and agrees as follows:

SECTION 4.1 OPERATION OF BUSINESS

     DRMS will subsequent to the date hereof and prior to the Closing Date:

     (a) continue in all material respects to conduct its business, maintain its assets, carry on its business practices and keep its books of account, records and files in the ordinary course;

     (b) use all reasonable efforts to preserve the good will of its suppliers and customers and others having business relations with it;

     (c) use all reasonable efforts to continue the employment of key personnel (except as otherwise permitted by CORE in writing);

     (d) pay and perform all of its debts, obligations and liabilities as and when due under all leases, agreements, contracts and other commitments to which it is a party in accordance with the terms and provisions thereof; and

     (e) comply in all material respects with all laws and/or other governmental regulations that may be applicable to its business.

SECTION 4.2  NEGATIVE COVENANTS

     DRMS will not, from the date of this Agreement through the Time of Closing, without the express written consent of CORE,

     (a) enter into any leases, agreements, contracts or other commitments, whether written or oral, other than commitments for the purchase of inventory or supplies or for the furnishing of services (including but not limited to the execution of Facility Treaties), in each case entered into in the ordinary and regular course of such corporation's business and not of unusual size or duration;

     (b)   make any change in its corporate charter or its Bylaws;

     (c) sell, assign, lease or otherwise transfer or dispose of or encumber any material portion of its property (real or personal) or equipment, except for replacement of any worn-out equipment in the ordinary and usual course of business;

     (d)   merge or consolidate with or into any other corporation or entity;

     (e) grant any options, warrants or other rights to purchase or obtain any of its capital stock or issue, sell or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

     (f)   [INTENTIONALLY OMITTED]

     (g) except to the extent permitted pursuant to subsection (k), issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the ordinary course of business;

     (h) make any capital investment in, make any loan to, or acquire the securities or assets of any other person or entity except for reasonable investments made in the ordinary course of managing cash resources;

     (i) make any change in employment terms for any of its directors, officers or employees (except as otherwise permitted by CORE in writing);

     (j) conduct its business or take any other action otherwise than in the ordinary and usual course of business; or

     (k) incur any additional indebtedness for borrowed money, except with the written consent of CORE which consent will not be unreasonably withheld;

     (l) amend or change the period of exercisability or accelerate the exercisability of any outstanding options or warrants to acquire shares of capital stock;

     (m)   agree or commit to any of the foregoing.

SECTION 4.3  NO BREACHES OF REPRESENTATIONS AND WARRANTIES

     DRMS and Stockholders will not take any action which the party so acting reasonably expects would cause or constitute a breach, or would, if it had been taken immediately prior to the date hereof, have caused or constituted a breach, of any of the representations and warranties of DRMS or the Stockholders set forth in ARTICLE II and ARTICLE II-A hereof. DRMS will, in the event of, and promptly after the occurrence of or the impending or threatened occurrence of, any event which would cause or constitute a breach or would, if it had occurred immediately prior to the date hereof, have caused or constituted a breach of any of the representations and warranties of DRMS set forth in ARTICLE II and
ARTICLE II-A hereof, give detailed notice to CORE. DRMS and the Stockholders will use all reasonable efforts to prevent or promptly to remedy such breach.

SECTION 4.4 FORM 8-K

     DRMS and the Stockholders each agree to provide information to CORE and otherwise assist CORE with respect to disclosures concerning DRMS to be included in the Form 8-K to be filed by CORE with the Securities and Exchange Commission following the Closing of the transaction described in this Agreement.

SECTION 4.5 ACCESS TO INFORMATION

     From and after the date of execution of this Agreement and subject to the provisions of SECTION 9.1 hereof, and in connection with CORE's due diligence investigation of the business of DRMS, each Stockholder and DRMS will make necessary information available to CORE and hereby authorizes reasonable visits to DRMS's premises with such staff, consultants and experts as CORE deems necessary or desirable. CORE agrees to coordinate closely all such activities with DRMS and to conduct any such inquiries with appropriate discretion and sensitivity to DRMS's relationships with its employees, customers and suppliers.

SECTION 4.6  INTENTIONALLY DELETED

SECTION 4.7  MAINTAIN BUSINESS ORGANIZATION

     DRMS will use all reasonable efforts until the Time of Closing to preserve its business organization intact, and to preserve the relationships of DRMS with employees, insurance carriers, suppliers, customers, landlords, and others, all to the end that the going business of DRMS will be unimpaired at the Time of Closing.

     At the Time of Closing, the liabilities of DRMS shall consist only of the trade liabilities of DRMS as set forth on the Balance Sheet of DRMS and other specified liabilities incurred in the normal course of DRMS's business between the date of the Balance Sheet and the Closing Date.

SECTION 4.8  EMPLOYEE DOCUMENTATION

     In connection with the execution of Incentive Stock Options for CORE common stock by employees of DRMS, the Stockholders shall use reasonable, good faith efforts to have all DRMS employees execute CORE's standard non-disclosure policy statement.

     SECTION 4.9  MAINTAIN INSURANCE AND PROPERTIES

     DRMS will use all reasonable efforts to cause the existing liability and property damage, fire, casualty and other insurance of DRMS described in
SCHEDULE 2.9 to be continued in force until the Time of Closing.

     DRMS will maintain its properties and operations in good repair and operating condition until the Time of Closing.

SECTION 4.10  EXCLUSIVITY

     None of the Stockholders will (and the Stockholders will not cause or permit DRMS to) (i) solicit, initiate, or encourage the submission of any proposal or offer relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of DRMS, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any person or entity to do or seek any of the foregoing. The Stockholders and DRMS will notify

CORE immediately if any person or entity makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     Each of the Stockholders agrees that pending the Closing they will not directly or indirectly dispose of, transfer, or encumber any of the Shares.

SECTION 4.11  NOTICE OF DEVELOPMENTS

     The Stockholders and DRMS will give written notice to CORE of any development causing a breach or impending breach of any of the representations and warranties in ARTICLE II or ARTICLE II-A promptly upon such party's obtaining a conscious awareness that such development constitutes such a breach or impending breach. No disclosure by Stockholders or DRMS pursuant to this
SECTION 4.11, however, shall be deemed to amend or supplement the Schedules or to waive any required compliance as a closing condition.

SECTION 4.12 MONTHLY FINANCIAL STATEMENTS

     (a) On the 15th day of each month following the date hereof, DRMS will deliver to CORE a balance sheet and related statements of income and retained earnings and cash flows for the interim period ending at the end of the prior month. Such financial statements, when delivered to CORE, shall be in accordance with the books and records of DRMS, will be complete and correct in all material respects and fairly present the financial position of DRMS as of dates therein indicated and the results of the operations of DRMS for the periods so ended (subject to normal year end adjustments in the case of any interim financial statements for which full year financial statements have not been delivered), all in conformity with GAAP.

     (b) AUDITED FINANCIAL STATEMENTS. On or before August 28, 1998, DRMS shall deliver to CORE financial statements of DRMS audited by Berry, Dunn, McNeil & Parker for the period ending June 30, 1998, and any other period deemed necessary or appropriate by CORE in connection with CORE's disclosure obligation under the federal securities laws (the "Audited Financial Statements"). Such Audited Financial Statements shall be substantially similar to the unaudited financial statements of DRMS set forth in SCHEDULE 2.4 hereof for the same periods and include DRMS's independent auditors' opinion without qualification as to "going concern" or other matters. Without limiting the generality of the foregoing, the Audited Financial Statements shall not be deemed to be substantially similar to the unaudited financial statements of DRMS if for any period (i) revenues vary by more than 5% (ii) net income varies by more than 5%; and (iii) EBIT varies by more than 5%.

SECTION 4.13  NON-COMPETITION; NON-SOLICITATION

     Each of the Stockholders hereby agrees that, except in their respective capacities as officers or employees of DRMS acting solely for the benefit of DRMS, from and after the

Closing Date through the Covenant End Date applicable to each Stockholder (as defined below) he or she will not (a) serve, directly or indirectly, as an operator, owner, partner, consultant, officer, director, or employee of any firm, entity or business or corporation engaged in the business presently being conducted or as it may be conducted at any time prior to the Covenant End Date by DRMS or CORE (or any business related thereto) within the United States; (b) solicit or attempt to solicit or accept business from any entity which is a client or customer of CORE (including CORE's subsidiaries) or DRMS, or which at any time during the twelve month period prior to the Closing Date, was a client or customer of CORE (including CORE's subsidiaries) or DRMS, for the purpose of doing business with such client or customer (for the purpose of this covenant, the clients and customers of CORE shall include those entities with which DRMS had made or received formal proposals or held discussions or negotiations within the twelve month period prior to the Closing Date), or (c) solicit, attempt to hire, or hire any employee or consultant of DRMS or CORE (including CORE's subsidiaries), or assist in such solicitation or hiring by any other person or entity, or encourage any employee or consultant of DRMS or CORE (including CORE's subsidiaries) to terminate his or her relationship with CORE.

     For purposes of this Agreement, "Covenant End Date" means, for each Stockholder (other than David C. Mitchell), the later of (i) the date ending one year after such Stockholder's termination of employment with DRMS (or any of CORE's or DRMS's affiliated corporations) for any reason; or (ii) September 30, 2001. The Covenant End Date for David C. Mitchell shall be the earlier of (iii) the date ending one year after his termination of employment or (iv) September 30, 2001.

     It is agreed that the remedy at law for any breach of the foregoing shall be inadequate and that CORE and DRMS shall be entitled to any other remedy permitted by law. In the event that this SECTION 4.13 shall be determined by arbitrators or by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. Nothing herein contained shall prevent any of the Stockholders from holding or making an investment in securities listed on a national securities exchange or sold in the over-the-counter market, provided such investments do not exceed in the aggregate five percent (5%) of the issued and outstanding capital stock of a corporation which is a competitor within the meaning of this SECTION 4.13.

SECTION 4.14  REASONABLE  EFFORTS

     DRMS and each of the Stockholders will use all reasonable efforts to assure, to the extent such matters are within their control, the performance by DRMS and the Stockholders of all of the covenants and agreements contained herein and the satisfaction of all of the conditions to Closing herein set forth.

                                    ARTICLE V

                          ADDITIONAL AGREEMENTS OF CORE


SECTION 5.1  ADDITIONAL POST-CLOSING COVENANTS

     (a) It is expected that DRMS will offer employment, commencing as of the Closing Date, at substantially the same wages, salary, benefits (including bonus opportunities), hours and conditions in effect immediately prior to the Closing, to all employees listed on SCHEDULE 2.12, with such changes in personnel in the ordinary course of business of which DRMS notifies CORE, provided, however, DRMS, after consultation with CORE, shall have the right to make changes to such wages, salary, bonus opportunities, benefits, hours and conditions. Those employees who shall accept said offer of employment with DRMS and who shall actually continue active employment with DRMS after the Closing shall collectively be referred to as the "Continuing Employees."

     (b) At Closing, CORE shall grant Incentive Stock Options for 100,000 shares of CORE Common Stock to Continuing Employees (the "DRMS Employee ISOs"). Allocation of the DRMS Employee ISOs among the Continuing Employees, including the Stockholders, shall be as mutually agreed between CORE, DRMS and the Stockholders, with the form of DRMS Employee ISOs to be substantially similar to the form used for CORE employees.

     (c) CORE covenants and agrees that, until September 30, 2001, (i) DRMS shall be maintained as a distinct corporate subsidiary of CORE; and (ii) DRMS's principal place of business will remain in the Portland, Maine area.

     (d) No provision of this SECTION 5.1 shall create any third-party-beneficiary rights in any employee or former employee (including any beneficiary thereof) of DRMS.

SECTION 5.2  NO BREACHES OF REPRESENTATIONS AND WARRANTIES

     Between the date hereof and Closing, CORE will not take any action which CORE reasonably expects would cause or constitute a breach, or would, if it had been taken immediately prior to the date hereof, have caused or constituted a breach, of any of the representations and warranties of CORE set forth in
ARTICLE III hereof. CORE will, in the event of, and promptly after the occurrence of or the impending or threatened occurrence of, any event which would cause or constitute a breach or would, if it had occurred immediately prior to the date hereof, have caused or constituted a breach of any of the representations and warranties of CORE set forth herein, including in ARTICLE III and ARTICLE V hereof, give detailed notice to DRMS. CORE will use all reasonable efforts to prevent or promptly to remedy such breach.

     CORE will give written notice to Stockholders and DRMS of any development causing a breach or impending breach of any of the representations and warranties in Article III promptly upon CORE's obtaining a conscious awareness that such development constitutes such a breach or impending breach. No disclosure by CORE pursuant to this Section 5.2, however, shall be deemed to amend or supplement the Schedules or to waive any required compliance as a closing condition.

SECTION 5.3  REASONABLE EFFORTS

     CORE will use all reasonable efforts to effectuate the transactions hereby contemplated and the satisfaction of all of the conditions to Closing herein set forth.

                                   ARTICLE VI

              INDEMNITY;  REALIZATION OF DRMS ACCOUNTS RECEIVABLE

SECTION 6.1  INDEMNIFICATION BY STOCKHOLDERS

     Each Stockholder agrees to indemnify, defend, save and hold harmless CORE, its subsidiaries, DRMS, and any person serving as an officer, director, agent, counsel or employee of CORE, its subsidiaries or DRMS excluding, however the Stockholders (each an "Indemnified Party" and all, collectively, the "Indemnified Parties"), but only to the extent and on the terms provided and set forth in this Article VI. Each Stockholder hereby releases DRMS from any obligation of contribution, indemnity or the like relating to any claims under this Article.

           (a) Each of the Stockholders shall separately indemnify, defend and hold CORE and the Indemnified Parties harmless as provided in this
Article VI as to any Loss with respect to, as a result of or involving:

           (i) any breach by such Stockholder of any representation or warranty made by such Stockholder in Section 2A.1 or in any certificate or notice delivered by any Stockholder pursuant to this Agreement with respect to such representations and warranties; or

           (ii) any breach by such Stockholder of any covenant or obligation of such Stockholder in this Agreement.

     (b) Each Stockholder shall indemnify, defend and hold CORE and the Indemnified Parties harmless as provided in this Article VI as to such Stockholder's Share of any Loss with respect to, as a result of or involving any breach of a representation or warranty made by such Stockholder pursuant to Section 2A.2 hereof or in any certificate or notice delivered by any

Stockholder pursuant to this Agreement or in any certificate or notice delivered by any Stockholder pursuant to this Agreement with respect to such representations and warranties.

Section 6.2  CORE Indemnity

     CORE shall indemnify, defend, save and hold harmless the Stockholders provided in this Article VI as to any Loss with respect to, as a result of or involving:

     (a) any breach by CORE of any representation or warranty made by CORE in Article III or in any certificate or notice delivered by CORE pursuant to this Agreement; or

     (b) any breach by CORE of any covenant or obligation of CORE in this Agreement.

SECTION 6.3  DETERMINATION OF LIABILITY

     In the event that at any time, or from time to time, any Indemnified Party shall determine that such Indemnified Party is entitled to indemnification under SECTION 6.1 hereof, such Indemnified Party shall give prompt written notice to the Indemnifying Party specifying the cause and the amount of such claim. A failure to provide any required notice shall not prejudice any right to indemnification under this Agreement except to the extent that the Indemnifying Party is prejudiced by such failure.

     The Indemnifying Party may object to the claim by delivering written notice thereof to such Indemnified Party within thirty (30) days after receipt of such Indemnified Party's written notice. Failure on the part of the Indemnifying Party so to object shall constitute an acceptance of the such Indemnified Party's claim, and the Indemnifying Party shall promptly pay such claim after such thirty-day period has elapsed.

     In the event that the Indemnifying Party shall so object and the claiming Indemnified Party and the Indemnifying Party shall fail to reach an agreement as to the entitlement of such Indemnified Party to indemnification or the amount thereof within sixty (60) days after the written notice by the Indemnifying Party objecting to the claim, then so much of the matter as may be in dispute shall be submitted to the American Arbitration Association in Boston, Massachusetts for settlement in accordance with its rules, and the award as to the disputed matter rendered by the arbitrator or arbitrators shall be binding on all parties to this Agreement. The parties hereto shall act upon such award in like manner as though it constituted an agreement reached between the parties and judgement on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Indemnified Party, on one hand, and the Indemnifying Party, on the other hand, shall each pay fifty percent (50%) of the arbitrators' charges.

SECTION 6.4 DEFENSE OF THIRD PARTY CLAIMS

     After receipt by any Indemnified Party of notice of the existence of any claim made or threatened by a third party, to which the indemnification obligations hereunder apply, such Indemnified Party shall give written notice thereof to the Indemnifying Party, but the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability except to the extent that the Indemnifying Party shall have been prejudiced as a result of the failure in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within twenty (20) days after receiving such notice, the Indemnifying Party gives written notice to such Indemnified Party stating that they dispute and intend to defend against such claim at its own cost and expense (subject to the consent of such Indemnified Party which consent shall not be unreasonably withheld), such Indemnified Party shall make no payment on such claim as long as the Indemnifying Party is conducting a good faith and diligent defense. Notwithstanding anything herein to the contrary, such Indemnified Party shall at all times have the right to fully participate in such defense at such Indemnified Party's own expense directly or through counsel; provided, however, if the named parties to the action include both (i) any Indemnifying Party and (ii) such Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of one separate counsel for such Indemnified Party shall be paid by the Indemnifying Party. If no timely notice of intent to dispute and defend is given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, after written notice to the Indemnifying Party and the failure of the Indemnifying Party to initiate or conduct such a defense within fifteen (15) days after such notice, such Indemnified Party, at the expense of the Stockholders, shall have the right but not the obligation to undertake the defense of such claim, liability or expense, and shall have the right to compromise or settle the same (exercising reasonable business judgment). If such claim, liability or expense is one that by its nature cannot be defended solely by the Indemnifying Party, then such Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.

Section 6.5  Limits

     (a) No Stockholder or Indemnified Party shall be entitled to assert any right of indemnification hereunder for any Losses for breaches of representations and warranties described in Sections 6.1 and 6.2 after September 30, 2001, except that the representations and warranties related to tax matters shall survive for the applicable statute of limitations applicable to such tax. Any period of indemnification liability of a party hereto with respect to its representations and warranties, under such Sections, shall not be reduced by any investigation made at any time by or on behalf of any indemnified party. If written notice of a claim has been given prior to the expiration of the applicable period of indemnification by a party hereto, then the relevant underlying representations and warranties shall survive as to such claim until such claim has been finally resolved.

     (b) Notwithstanding any other provision to the contrary contained in this Agreement,

           (i) the Stockholders shall not be required to indemnify and hold harmless any Indemnified Party with respect to breaches of the representations and warranties described in Section 6.1 until the aggregate amount of the Losses by all Indemnified Parties under Section 6.1 exceeds One Hundred Thousand Dollars ($100,000), and the obligation of the Stockholders to indemnify DRMS and/or CORE pursuant to Section 6.1 shall be limited only to amounts in excess of such One Hundred Thousand Dollar ($100,000) aggregate threshold (provided, however the foregoing $100,000 threshold shall not apply to Losses arising out of Sections 1.2(b), 2A.1, 2.12(d) and 6.6).

           (ii) CORE shall not be required to indemnify and hold harmless the Stockholders with respect to representations and warranties in Section
     6.2 until the aggregate amount of the Losses by all Stockholders under
     Section 6.2 exceeds One Hundred Thousand Dollars ($100,000), and the obligation of CORE to indemnify the Stockholders pursuant to Section 6.2 shall be limited only to amounts in excess of such One Hundred Thousand Dollar ($100,000) aggregate threshold.

     (c) (i) In no event shall any Stockholder individually be liable with respect to breaches of representations and warranties for indemnification pursuant to Section 6.1 in excess of such Stockholder's Share of Four Million Dollars ($4,000,000).

           (ii) In no event shall CORE be liable with respect to breaches of representations, warranties, covenants and agreements for indemnification pursuant to Article VI in excess of Four Million Dollars ($4,000,000).

     (d) The parties agree to treat all payments made by any of them to or for the benefit of an Indemnified Party under this Article VI, as adjustments to the Purchase Price for tax purposes, and such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise.

     (e) All indemnification payments under Section 6.1 and 6.2 shall (i) be calculated so as to avoid duplication with the adjustments provided in
Section 1.2(b) and Section 6.6 and the Additional Consideration provided under Section 1.2(a)(ii) and Exhibit A; and (ii) reduced by the amount of any net insurance proceeds (after deducting the reasonable costs, including but not limited to reasonable attorneys' fees and expenses, incurred in collecting same and the premiums therefor) actually received by the Indemnified Party with respect to the Loss.

     (f) Following the Closing, the remedies provided in this Article VI constitute the sole and exclusive remedies for recoveries against another party for breaches of the representations, warranties and covenants in this Agreement and for the matters specifically listed in this Article VI as being indemnified against. Nothing in this
Article VI nor anything else in this Agreement shall limit the right of a party to enforce the performance of this Agreement or of any contract, document or other instrument executed and delivered pursuant to this Agreement by any remedy available to it in equity.

SECTION 6.6 COLLECTION OF MANAGEMENT FEES RECEIVABLE

     Not later than 45 days after the end of the Collection Period as defined below, each Stockholder shall pay to CORE, as a further adjustment to the Closing Purchase Price, such Stockholder's Share of the amount by which collections of DRMS management fees receivable that were accrued prior to the Closing (whether or not reflected in DRMS's books as of the Closing Date) during the first 270 days following the Closing (the "Collection Period") are less than 90% of the management fees receivable that are accrued on DRMS's unaudited balance sheet as of the Closing Date. DRMS shall use reasonable collection efforts with respect to such management fees receivable (except that DRMS shall be obligated to institute litigation) during the Collection Period. Any payments made by the Stockholders pursuant to this paragraph shall be considered earnings of DRMS for purposes of EXHIBIT A.


                                 ARTICLE VII

            CONDITIONS TO OBLIGATIONS OF DRMS AND THE STOCKHOLDERS

     The obligations of DRMS and the Stockholders to consummate the transactions contemplated by this Agreement on the terms and conditions contained herein shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by DRMS and the Stockholders but only in a writing signed by DRMS or Stockholders:

SECTION 7.1  REPRESENTATIONS AND WARRANTIES

     The representations and warranties of CORE contained in this Agreement including in ARTICLE III hereof expressly made as of the Closing Date shall be true at and as of the Closing Date in all material respects, and all of the other representations and warranties contained in said ARTICLE III shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

SECTION 7.2  COMPLIANCE BY CORE

     CORE shall have performed and complied in all material respects with all agreements and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing Date.

SECTION 7.3  CLOSING CERTIFICATE

     DRMS and the Stockholders shall have received a certificate of CORE executed by the President and Chief Financial Officer of CORE, dated the Closing Date, certifying to the fulfillment of the conditions specified in SECTIONS 7.1 and 7.2 of this ARTICLE VII and such other evidence with respect to the fulfillment of any said conditions as DRMS and the Stockholders may reasonably request upon reasonable prior notice.

SECTION 7.4  LEGAL OPINION

     DRMS and the Stockholders shall have received an opinion of Rich, May, Bilodeau & Flaherty, P.C., counsel for CORE, dated the Closing Date, reasonably satisfactory in form and substance to counsel for DRMS and the Stockholders, substantially to the effect as set forth on EXHIBIT E.

     Such opinion shall cover such related matters as DRMS and the Stockholders may reasonably require, and may contain customary assumptions and exceptions.

SECTION 7.5  CERTIFIED RESOLUTIONS

     CORE shall have furnished to DRMS and the Stockholders certified resolutions of its Board of Directors duly and legally authorizing the execution, performance of this Agreement by CORE, and such other documentation as DRMS and the Stockholders shall reasonably request.

SECTION 7.6  CONSENTS

     The parties shall have obtained all consents of third parties required by any and all agreements or documents on SCHEDULES 2.10 AND 3.2 hereto in order to give effect to the transactions contemplated hereby.


                                 ARTICLE VIII

                       CONDITIONS TO OBLIGATIONS OF CORE

     The obligations of CORE to consummate the transactions contemplated by this Agreement on the terms and conditions contained herein shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by CORE but only in a writing signed by an authorized officer of CORE:

SECTION 8.1  REPRESENTATIONS AND WARRANTIES

     The representations and warranties of DRMS and the Stockholders contained in this Agreement and expressly made as of the Closing Date, and all of the other representations and warranties contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date.

SECTION 8.2  COMPLIANCE BY DRMS AND THE STOCKHOLDERS

     DRMS and each Stockholder shall have performed and complied in all material respects with all agreements, covenants and conditions on their part required by this Agreement to be performed or complied with prior to or at the Closing Date.

SECTION 8.3  CLOSING CERTIFICATE

     (a) CORE shall have received a certificate of DRMS, executed by the President and Corporate Secretary of DRMS, and dated the Closing Date, and from each Stockholder, dated the Closing Date, certifying as to the fulfillment of the conditions specified in SECTIONS 8.1 and 8.2 of this
ARTICLE VIII ; and such other evidence with respect to the fulfillment of any said conditions as CORE may reasonably request upon reasonable prior notice.

     (b) CORE shall have received a certificate executed by Michael Lachance, FSA, MAAA, concerning the actuarial analysis of the DART Facility in the form attached hereto as SCHEDULE 8.3.

SECTION 8.4  LEGAL OPINIONS

     CORE shall have received an opinion of Preti, Flaherty, Beliveau & Pachios, LLC, counsel for DRMS and the Stockholders, dated the Closing Date, reasonably satisfactory in form and substance to counsel for CORE, substantially to the effect as set forth on EXHIBIT B.

     CORE shall also receive an opinion of Friedman Babcock & Gaythwaite, special counsel for DRMS, dated the Closing Date, reasonably satisfactory in form and substance to counsel for CORE, covering the matters described in
SECTION 1.4(a)(iv).

     Such opinions shall cover such related matters, as CORE may reasonably require, and may contain customary assumptions and exceptions.

SECTION 8.5  CERTIFIED RESOLUTIONS

     DRMS shall have furnished counsel for CORE with certified resolutions of its Board of Directors duly and legally authorizing the execution and performance of this Agreement by DRMS, and such other documentation as CORE shall reasonably request.

SECTION 8.6  NO LITIGATION

     Between the date of this Agreement and the Closing Date, no suit or action or legal, administrative, arbitration or other proceeding shall have been instituted, or threatened, against DRMS or any of the Stockholders or which might materially and adversely affect the financial condition of DRMS or the conduct of DRMS's business.

SECTION 8.7  NO MATERIAL ADVERSE CHANGE

     Between the date of this Agreement and the Closing Date, DRMS and its business, assets and personnel shall not be subject to changes that in the aggregate have a Material Adverse Effect.

SECTION 8.8  AUDITED FINANCIAL STATEMENT

     CORE shall have received the monthly financial statements and the Audited Financial Statements of DRMS as described in SECTION 4.13 hereof.

SECTION 8.9  ADDITIONAL DOCUMENTATION

     DRMS and the Stockholders shall have provided CORE with such additional documentation as CORE shall reasonably request.

SECTION 8.10  CORPORATE RECORDS

     There shall have been delivered to CORE the corporate minute books, seals, charter and amendments thereto, Bylaws, stock transfer books and other records of DRMS.

 SECTION 8.11  MAINTENANCE OF ASSETS

     At the Closing, DRMS shall have good and marketable title to all of its assets, including personal property, real estate, intellectual property, free and clear of all liens, mortgages and pledges except as set forth on SCHEDULE
2.5. The properties, machinery and equipment of DRMS shall have been maintained in good repair and operating condition, ordinary wear and tear excepted.

SECTION 8.12  CONSENTS

     The parties shall have obtained all consents of third parties required by any and all agreements or documents on SCHEDULES 2.10 AND 3.2 hereto in order to give effect to the transactions contemplated hereby.

SECTION 8.13  PROCEEDINGS

     All corporate or other proceedings taken or required to be taken on behalf of DRMS in connection with the transactions contemplated hereby at or prior to the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to CORE and its counsel.

                                 ARTICLE IX

                               OTHER AGREEMENTS

SECTION 9.1  CONFIDENTIALITY

     CORE will use all reasonable efforts to keep confidential any and all information furnished to it by DRMS or the Stockholders or DRMS's independent public accountants in connection with the transactions contemplated by this Agreement, and the business and financial review and investigation of DRMS conducted by CORE, except to the extent any such information may be generally available to the public; provided, however, that (a) any disclosure of such information may be made by CORE to the extent required by applicable law or regulation or judicial or regulatory process, and (b) such information may be used by CORE as evidence in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby.

SECTION 9.2  CLOSING DOCUMENTS

     The parties will make every good faith effort to reach agreement as to the form of the documentation to be delivered in connection with the Closing hereunder.

SECTION 9.3  TRANSACTION FEES

     (a) The Stockholders jointly and severally agree that they shall be responsible and shall indemnify and hold harmless CORE and DRMS for any (i) brokers' fees or other fees payable to Ernst & Young LLP for services rendered in connection with this transaction, and (ii) attorneys, accountants, auditors and other fees and expenses incurred on behalf or for the benefit of the Stockholders and/or DRMS in connection with this transaction.

     (b) CORE agrees that CORE shall be responsible and shall indemnify and hold harmless Stockholders and DRMS for any (i) brokers' fees or other fees payable to Cochran, Caronia & Co. for services rendered in connection with this transaction, and (ii) attorneys, accountants, auditors and other fees and expenses incurred on behalf or for the benefit of the CORE in connection with this transaction.

SECTION 9.4     RESERVED

SECTION 9.5    TAX MATTERS

     The following provisions shall govern the allocation of responsibility as between CORE and the Stockholders for certain tax matters following the Closing Date:

     (a) TERMINATION OF THE S CORPORATION STATUS OF DRMS AND TAXABLE YEAR. The parties acknowledge that the transaction contemplated by this Agreement will cause DRMS to terminate its status as an S corporation, effective as of the Closing Date. Pursuant to Section 1362(e)(1) of the Internal Revenue Code, DRMS shall have two short taxable years during calendar year 1998, namely: an "S short year" beginning January 1, 1998 and ending on the day before the Closing Date and a "C short year" beginning on the Closing Date and ending on December 31, 1998. CORE and the Stockholders shall cause DRMS to elect and shall consent, pursuant to Section 1362(e)(3) of the Code, to allocate tax items to the Company's S short year and C short year pursuant to normal tax accounting rules (the "closing of the book method"). The allocation of such items shall be done on a basis consistent with DRMS's past accounting practice and in a manner reasonably satisfactory to CORE.

     (b) PREPARATION OF TAX RETURNS. The Stockholders shall at their expense prepare and file or otherwise furnish to the appropriate party (or cause to be prepared and filed or so furnished) in a timely manner all tax returns of DRMS or, if necessary, shall prepare and deliver (or cause to be prepared and delivered) such tax returns to DRMS for signing or filing, for all taxable years or periods (including, but not limited to, the Company's S short year) ending prior to or on the Closing Date that have not been filed prior to the Closing Date. CORE shall prepare and file (or cause to be prepared and filed) all tax returns of DRMS for any taxable year or period that ends after the Closing Date. The Stockholders, DRMS and CORE shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, authors and other representatives reasonably cooperate, in preparing and filing all tax returns, including maintaining and making available to each other all records necessary in connection with the reporting of taxes and fees and in resolving all disputes and audits with respect to all periods relating to taxes and fees. CORE, DRMS and the Stockholders recognize that the Stockholders and their agents and other representatives will need access, from time to time, after the Closing Date, to certain accounting records and information held by DRMS to the extent such information and records pertain to events occurring on or prior to the Closing Date; therefore, each of CORE, DRMS and the Stockholders agree (i) to use their best efforts to properly retain and maintain such records until such time as the Stockholders agrees that such retention and maintenance is no longer necessary (but in no event longer than six years after the Closing Date) and (ii) to allow the Stockholders and their respective agents and other representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as the Stockholders and their agents and other representatives may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the requesting Stockholder's expense.

     (c)   COOPERATION ON TAX MATTERS.

           (i) CORE, DRMS and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. DRMS and the Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to DRMS relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by CORE or the Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, DRMS or the Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

           (ii) CORE, DRMS and the Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

           (iii) CORE, DRMS and the Stockholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

     (d) TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving DRMS shall be terminated as of the Closing Date and, after the Closing Date, neither DRMS nor CORE shall be bound thereby or have any liability thereunder.

SECTION 9.6    TERMINATION OF SHAREHOLDER AGREEMENT

     Each of the Stockholders hereby releases and waives all rights of approval, consent, dissent and first refusal and all pre-emptive, anti-dilution or other rights he or she may have, by reason of the Shareholder Agreement or otherwise, with respect to the transactions contemplated hereby. Notwithstanding any provision of the Shareholder Agreement to the contrary, the Shareholder Agreement shall be terminated effective as of the Closing.

                                  ARTICLE X

                               GENERAL PROVISIONS

SECTION 10.1  WAIVERS;  KNOWLEDGE

     DRMS or the Stockholders may extend the time for or waive the performance of any of the obligations of CORE, waive any inaccuracies in the representations or warranties of CORE, or waive compliance by CORE with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall be in writing and signed by either a duly authorized officer of DRMS or all of the Stockholders, themselves or through powers of attorney.

     CORE may extend the time for or waive the performance of any of the obligations of DRMS or the Stockholders, waive any inaccuracies in the representations or warranties of DRMS or the Stockholders, or waive compliance by DRMS or the Stockholders with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall be in writing and signed by a duly authorized officer of CORE.

     As used in this Agreement, the terms "knowledge" and any variations thereof shall mean the actual knowledge of, as applicable, the individual Stockholders or the officers and directors of the CORE or DRMS and such knowledge as reasonable officers and directors would have based on the execution of their responsibilities consistent with their legal duty of care. Without limiting the generality of the foregoing the knowledge of DRMS shall be deemed to include, without limitation, the knowledge of each of the five Stockholders.

SECTION 10.2  NOTICES

     Except as otherwise provided herein, whenever it is provided in this Agreement that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be (a) in writing and shall be deemed to be given (i) when delivered in person, (ii) on the third business day after deposit in a regularly maintained receptacle of the United States mail as registered or certified mail, return receipt requested, postage prepaid, (iii) one business day after deposit with a recognized national private courier service, or (iv) on the day on which the party to whom such notice is addressed refuses delivery by mail or by private courier service, and (b) addressed as follows:

     if to CORE to:      CORE, INC.
                         18881 Von Karman Avenue, Suite 1750
                         Irvine, CA  92612
                         Attn:  George C. Carpenter IV, Chief Executive Officer


     with a copy to:     Rich, May, Bilodeau & Flaherty, P.C.
                         294 Washington Street
                         Boston, Massachusetts  02108-4675
                         Attention:  Stephen M. Kane, Esq.

     if to DRMS to:      Disability Reinsurance Management Services, Inc.
                         178 Middle Street, Suite 200
                         Portland, ME  04101-4075

or at such other address as DRMS may have furnished in writing, and, if prior to the Closing Date, with a copy to:

                         Preti, Flaherty, Beliveau & Pachios, LLC
                         One City Center
                         P.O. Box 9546
                         Portland, ME  04112-9546
                         Attn:  Eric P. Stauffer, Esq.

     or if after the Closing Date, with a copy to:

                         Rich, May, Bilodeau & Flaherty, P.C.
                         294 Washington Street
                         Boston, Massachusetts  02108
                         Attention:  Stephen M. Kane, Esq.

     if to Stockholders to:   the addresses set forth on SCHEDULE 2.28
attached hereto or to such other address as may be designated in writing by either party from time to time in accordance herewith.

SECTION 10.3  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The representations, warranties, covenants and agreements made by the parties in this Agreement and in the exhibits, schedules and other attachments to this Agreement, and in any contract, certificate, instrument or other document executed and delivered by a party pursuant to this Agreement shall survive the Closing only to the extent provided in Article VI.

SECTION 10.4  SUCCESSORS, ASSIGNS

     All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors, heirs, personal representatives and permitted assigns of the parties hereto.

SECTION 10.5  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

SECTION 10.6  GOVERNING LAW; AMENDMENTS

     This Agreement shall be governed by and construed in accordance with the law of the State of Maine applicable to contracts made and to be performed therein and cannot be changed, amended or terminated orally, but only in writing duly signed on behalf of all parties hereto.

SECTION 10.7  EXPENSES

     CORE on one hand, and the Stockholders, for themselves and DRMS, on the other hand, will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Up to $20,000 of the cost of preparing the stub audit as of June 30, 1998, shall be accrued by DRMS prior to the Closing Date, shall be paid after the Closing Date, and shall not be considered as an expense in calculating Net Assets for purposes of Section 1.2(b) hereof.

SECTION 10.8  CONSTRUCTION.

     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. This Agreement is not intended to affect the rights and obligations of the parties respectively under Federal securities laws.

     Capitalized terms used herein have the following meanings:

"ACCOUNTANTS" has the meaning set forth in Section 1.2(b).

"ADDITIONAL CONSIDERATION" has the meaning set forth in Section 1.2(a).

"ADJUSTMENT AMOUNT" has the meaning set forth in Section 1.2(b).

"ADJUSTMENT STATEMENT" has the meaning set forth in Section 1.2(b).

"AUTHORITIES" has the meaning set forth in Section 2.13.

"CLOSING" has the meaning set forth in Section 1.3.

"CLOSING DATE" has the meaning set forth in Section 1.3.

"CLOSING PURCHASE PRICE" has the meaning set forth in Section 1.2(a).

"COLLECTION PERIOD" has the meaning set forth in Section 6.6.

"CORE" has the meaning set forth in the Preamble.

"CORE COMMON STOCK" means shares of common stock of CORE, par value $0.10 per share.

"CORE SEC FILINGS" has the meaning set forth in Section 3.5.

"DRMS" has the meaning set forth in the Preamble.

"DRMS SERVICES" has the meaning set forth in Section 2.19.

"GAAP" has the meaning set forth in Section 2.4.

"INDEMNIFIED PARTY" has the meaning set forth in Section 6.1.

"INDEMNIFYING PARTY" has the meaning set forth in Section 6.1.

"LOSS" means any liability, loss, cost, damage, expense or payment, including
(i) related attorneys', accountants' and other professional advisors' fees and expenses, (ii) reasonable attorneys' fees incurred in enforcing the indemnification provisions of this Agreement, (iii) amounts paid in settlement of a dispute with the person not a party hereto that if resolved in favor of such third party would constitute a matter to which a party is indemnified pursuant to this Agreement, even though such settlement does not acknowledge that the underlying facts or circumstances constitute a breach of a representation and warranty or other indemnified matter, (iv) reasonable costs and expenses necessary (A) to avoid having a claim for indemnification against another party pursuant to this Agreement,
(B) to mitigate any such claim, or (C) to correct facts and circumstances that could be reasonably expected to result in its having a claim for indemnification against another party pursuant to this Agreement, and (v) interest on each of the foregoing from the date the Loss was incurred at the prime rate in THE WALL STREET JOURNAL published on the date such Loss was incurred (or if that was not a publication date, the next following publication date).

"MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on the business of DRMS, that has, or is reasonably likely to have, a material adverse effect on the business, assets or the results of operations or financial condition of DRMS, taken as a whole. Material Adverse Effect does not include adverse effects resulting from (or, in the case of effects that have not yet occurred, reasonably likely to result from) either general economic conditions that have a similar effect on other participants in the industry.

"NET ASSETS" means the amounts recorded for total stockholder's equity on the balance sheet of DRMS as of the Closing, in all events using accounting methods that are consistent with the accounting methods used to generate total stockholder equity set forth on DRMS' June 30, 1998 unaudited balance sheet.

"NET ASSET AMOUNT" has the meaning set forth in Section 1.2(b).

"PROPRIETARY RIGHTS" has the meaning set forth in Section 2.7.

"SHARES" has the meaning set forth in Section 1.1.

"STOCK" has the meaning set forth in the Premises.

"STOCKHOLDER" has the meaning set forth in the Preamble.

"STOCKHOLDER SHARE" has the meaning set forth in Section 1.2(c).

"TIME OF CLOSING" has the meaning set forth in Section 1.3.


SECTION 10.9  DISPUTE RESOLUTION.

     The parties shall exert all reasonable efforts to resolve all disputes or controversies concerning the subject matter of this Agreement, including any question or difference that may arise concerning the construction, meaning or effect thereof or concerning the rights and liabilities of the parties hereunder or any other matter arising out of or in connection therewith (a "dispute") by informal discussion. Except for determinations by the Accountants pursuant to Section 1.3(b), if such attempt is unsuccessful, then within sixty (60) days following notice by one party to the other parties of the existence of such dispute, any of the parties may refer the matter to binding arbitration according to the procedures specified in SECTION 6.2.

SECTION 10.10  HEADINGS AND CAPTIONS

     The section headings and captions contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.11  PRESS RELEASES AND PUBLIC ANNOUNCEMENTS

     Neither DRMS nor the Stockholders shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of CORE; provided, however, that (i) CORE may make any public disclosure it believes in good faith is required by or prudent under applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case CORE will first consult DRMS and the Stockholders prior to making the disclosure); and (ii) CORE may respond to inquiries from analysts and others concerning the press release announcing the proposed transaction;

SECTION 10.12  NO THIRD PARTY BENEFICIARIES

     Other than the indemnification rights granted under SECTION 6.1, this Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto.

SECTION 10.13  SEVERABILITY

     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity of enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

SECTION 10.14  INCORPORATION OF EXHIBITS AND SCHEDULES

     The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

SECTION 10.15 SECURITIES LAWS

     Nothing contained in this Agreement is intended to limit the rights, liabilities or obligations of the parties under applicable federal or state securities laws and regulations.

SECTION 10.16 ENTIRE AGREEMENT

     This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral (including without limitation the Confidentiality Agreement executed by CORE on June 17, 1998), to the extent they are related in any way to the subject matter hereof.

                           [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Attest:                                 CORE, INC.


By:  /s/ William E. Nixon               By:  /s/ George C. Carpenter IV
     -------------------------------         ----------------------------------
      William E. Nixon                     George C. Carpenter IV
      Clerk                                Chairman and Chief Executive Officer


Attest:                                 DISABILITY REINSURANCE MANAGEMENT, INC.
                                        ("DRMS")


By:  /s/ Lisa O. Hansen                 By:  /s/ Michael D. Lachance
     -------------------------------         ----------------------------------
       Lisa O. Hansen                        Michael D. Lachance
       Secretary                             President

Witness:

/s/ [ILLEGIBLE]                         /s/ Michael D. Lachance
------------------------------------    ---------------------------------------
Name:                                   Michael D. Lachance, individually
     -------------------------------
Witness:

/s/ [ILLEGIBLE]                         /s/ James T. Fallon
------------------------------------    ---------------------------------------
Name:                                   James T. Fallon , individually
     -------------------------------

Witness:

/s/ [ILLEGIBLE]                         /s/ Lisa O. Hansen
------------------------------------    ---------------------------------------
Name:                                   Lisa O. Hansen, individually
     -------------------------------

Witness:

/s/ [ILLEGIBLE]                         /s/ David C. Mitchell
------------------------------------    ---------------------------------------
Name:                                   David C. Mitchell, individually
     -------------------------------

Witness:
/s/ [ILLEGIBLE]                         /s/ David K. Rich
------------------------------------    ---------------------------------------
Name:                                   David K. Rich, individually
     -------------------------------

                                  LIST OF EXHIBITS

EXHIBITS       DESCRIPTION
A-1            Additional Consideration Calculation and Payment Terms

A-2            Quarterly EBIT Projections

B-1            Form of Legal Opinion of DRMS's and the Stockholders' counsel

B-2            Form of Legal Opinion of DRMS's counsel concerning state
                 authorities

C              Form of Registration Rights Agreement

D              Form of Employment Agreement

E              Legal opinion of Rich, May, Bilodeau & Flaherty, P.C.

                                  LIST OF SCHEDULES

SCHEDULE       DESCRIPTION
Schedule 2.1   Interests of DRMS and the Stockholders in Other Businesses
Schedule 2.2   Affected Contracts
Schedule 2.3   DRMS Capitalization
Schedule 2.4   Financial Statements of DRMS
Schedule 2.5   Permitted Encumbrances
Schedule 2.6   Tangible Property of DRMS with Book or Fair Market Value over
                 $1,000
Schedule 2.7   Proprietary Rights
Schedule 2.8   Real Property
Schedule 2.9   Insurance
Schedule 2.10  Material Contracts and Agreements with Stockholders
Schedule 2.12  Employees, Consultants, Benefit Plans
Schedule 2.13  Governmental Permits
Schedule 2.14  Liabilities
Schedule 2.16  Litigation; Compliance with Laws
Schedule 2.20  Subsequent Events
Schedule 2.22  DRMS Officers and Directors
Schedule 2.24  Operating/Trade Names and Addresses
Schedule 2.27  Departing Clients, Employees and Others
Schedule 2.28  Residential Addresses of DRMS Stockholders and Stockholders
                 Agreements
Schedule 3.2   Necessary Consents
Schedule 8.3   Actuarial Certificate

                                  EXHIBIT A-1


                            ADDITIONAL CONSIDERATION

This Exhibit describes the method for calculating and paying Additional Consideration described in Section 1.2(a) of the Agreement. For these purposes, certain capitalized terms have the following meanings:

     AVERAGE CORE STOCK PRICE means the average closing price for one share of CORE Common Stock for the 60 trading days immediately preceding the applicable Valuation Date as reported in the WALL STREET JOURNAL.

     EBIT means the earnings before interest and taxes of DRMS as accurately reflected on the books of DRMS using generally accepted accounting principles and practices applied on a consistent basis with prior periods ("GAAP") before interest and taxes over the Measuring Period. For these purposes, inter-company charges for services delivered to or received from DRMS will be priced on an arms' length basis without an allocation of general overhead charges by CORE to DRMS.

     EBIT HURDLE means $14,700,000.

     MEASURING PERIOD means the period consisting of twelve (12) full consecutive calendar quarters next following the Closing Date (i.e. October 1, 1998 through September 30, 2001).

     MINIMUM AWARD HURDLE means 80% of the EBIT Hurdle.

     VALUATION DATE means (i) if the EBIT Hurdle is achieved on or prior to December 31, 2000, then December 31, 2000 and (ii) in all other cases, September 30, 2001.

1. EBIT AT LEAST EQUAL TO EBIT HURDLE. If the aggregate EBIT for DRMS for the Measuring Period is equal to or greater than the EBIT Hurdle, the aggregate Additional Consideration shall be Three Hundred Seventy Five Thousand (375,000) shares of CORE Common Stock, subject to adjustments as set forth below.

2. EBIT LESS THAN MINIMUM AWARD HURDLE. If the aggregate EBIT attained by DRMS for the Measuring Period is less than the Minimum Award Hurdle, there shall be no Additional Consideration.

3. EBIT BETWEEN MINIMUM AWARD HURDLE AND EBIT HURDLE. If the aggregate EBIT attained by DRMS for the Measuring Period is equal to or greater than the Minimum Award Hurdle but less than the EBIT Hurdle then the Aggregate Additional Consideration shall be 375,000 shares of CORE Common Stock multiplied by the percentage of the EBIT Hurdle so attained, subject to adjustments as set forth below.

4. THE MAXIMUM ADDITIONAL CONSIDERATION. If the Average CORE Stock Price calculated as of the applicable Valuation Date multiplied by Additional Consideration (a) calculated pursuant to Section 1 exceeds $7,000,000 or (b) if the EBIT Hurdle is not equaled or exceeded and Section 3 is applicable, then $7,000,000 multiplied by the percentage of the EBIT Hurdle so attained, then the number of shares of CORE Common Stock payable to the Stockholders pursuant to whichever of those Sections is applicable shall be reduced to the whole number of shares determined by dividing $7,000,000 (if Section 1 is applicable) or the reduced number described in (b), above (if Section 3 is applicable) by such Average CORE Stock Price.

5.   CALCULATION AND TIMING OF PAYMENTS.

Stockholders who are serving or have served as Managing Directors of DRMS shall assist CORE and DRMS in calculating the EBIT over the Measuring Period.

Additional Consideration shares of CORE Common Stock shall be issued to the eligible Stockholders within 60 days after the applicable Valuation Date, provided if the Valuation Date is September 30, 2001, such shares shall be issued on January 2, 2002.

6. EMPLOYMENT CONTINGENCIES. In the event one or more Stockholders fail to remain as employees of DRMS through March 1, 2000 (except as a result of a Stockholder's permanent disability or death while an employee of DRMS or termination without cause by DRMS), such Stockholder shall not receive his or her share of the Additional Consideration and the amount of shares constituting that Stockholder's Share of the Additional Consideration shall not be issued. Reference to termination without cause does not constitute an acknowledgement that any such termination is permitted under a Stockholder's employment agreement.

7.   COMMON STOCK REORGANIZATION.

     (a) If CORE shall (i) subdivide or consolidate its outstanding shares of Common Stock (or any class thereof) into a greater or smaller number of shares, (ii) pay a dividend or make a distribution on its Common Stock (or any class thereof) in shares of its capital stock, or (iii) issue by reclassification of its Common Stock any shares of its capital stock (any such event described in clauses (i), (ii) or (iii) being called a "COMMON STOCK REORGANIZATION"), then the number and type of shares constituting Additional Consideration shall be equitably adjusted to reflect such Common Stock Reorganization.

     (b) If, at any time before the Additional Consideration is paid, CORE shall be consolidated with, or merged or acquired by, any corporation or corporations (a "Merger/Acquisition"), lawful provisions shall be made, as part of the terms of each such consolidation or merger, so that the Stockholders shall thereafter be entitled to receive, in lieu of each share of CORE Common Stock otherwise constituting the Additional Consideration, the kind and amount of securities, assets or other consideration as may be issuable or payable upon such Merger/Acquisition with respect to each share of Common Stock, as if the Additional Consideration had been payable in full immediately prior to the effective time of such Merger/Acquisition. Notwithstanding the foregoing, in the event that (i) the consideration payable to stockholders of CORE in the Merger/Acquisition is all cash and does not include publicly traded stock of the acquirer or other party to the Merger/Acquisition and (ii) DRMS has attained at least 80% of the EBIT Projections set forth on EXHIBIT A-2 for the Measuring Period through the most recently completed calendar quarter prior to the closing of the proposed Merger/Acquisition; then in such event, immediately prior to the Closing of the Merger/Acquisition (and subject to the closing of the Merger/Acquisition) CORE shall issue the Stockholders 375,000 shares of CORE common stock as the Additional Consideration (subject to pro-rata reductions as set forth in SECTION 3 of this EXHIBIT A (provided that if such pro-rata reduction is applied, the parties shall enter into an agreement which states if DRMS attains a percent of the EBIT Hurdle above that used at the time of the Merger/Acquisition at the end of the full Measuring Period, then compensation comparable to the consideration previously pro-rated and not paid shall be payable to Stockholders), and subject to reductions for the employment contingencies set forth on SECTION 6 of this EXHIBIT A for the Stockholders not employed by DRMS at the time of the Closing of the Merger/Acquisition and subject to reduction for the $7,000,000 maximum set forth in SECTION 4 of this EXHIBIT A). Accordingly, such shares of CORE common stock shall be converted into the consideration receivable by other CORE common stockholders at the closing of the Merger/Acquisition.

8.   EXAMPLES.

Without limiting the generality of the foregoing, the following examples are intended to show how Additional Consideration shall be paid.

EXAMPLE 1. EBIT more than EBIT Hurdle. CORE Stock price $20. All Stockholders are employees through the eighteenth calendar month next following the Closing.

350,000 shares of CORE Common Stock are paid and allocated to the Stockholders.

EXAMPLE 2. EBIT more than EBIT Hurdle. CORE Stock price $20. One 27% Stockholder leaves employment prior to the end of the eighteenth calendar month next following the Closing (other than as a result of permanent disability, death, termination without cause or termination without good reason).

The 27% share of the 350,000 shares payable in Example 1 would not be paid to such former employee Stockholder and the remaining 255,500 shares would be paid and allocated to the continuing-employee DRMS Stockholders. Note that the Stockholders who are still employed as of the end of the first eighteen calendar months next following the Closing individually would receive the same number of shares in Examples 1 and 2.

EXAMPLE 3. EBIT is $13 million, CORE Stock price $10. All Stockholders are employees through the end of the eighteenth calendar month next following the Closing.

331,633 shares of CORE stock are paid and allocated to the Stockholders.

EXAMPLE 4. EBIT $13 million, CORE Stock price $20. All Stockholders are employees through the end of the eighteenth calendar month next following the Closing.

309,524 shares of CORE stock are paid and allocated to the Stockholders (adjustments are made both for EBIT shortfall and $7,000,000 cap).

EXAMPLE 5. EBIT $13 million, CORE Stock price $20. One 27% Stockholder leaves employment prior to the end of the eighteenth calendar month next following the Closing (other than as a result of permanent disability, death, termination without cause or termination without good reason).

225,952 shares of CORE stock are paid and allocated to the Stockholders (adjustments are made for EBIT shortfall, $7,000,000 cap and non-employed Stockholder)